Knock-Out Notes Based on the Price of Palladium due December 2, 2015

Principal at Risk Securities

Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-178081
November 12, 2014

PAYOFF DIAGRAM



Palladium
The Securities
$1,150.50 Maximum Payment at Maturity
Contingent Minimum Return of 5%
Payment at Maturity on the Securities
Palladium Return

KEY TERMS

Issuer Morgan Stanley

Underlying Commodity Palladium

Contingent Minimum Return 5%

Payment at Maturity **If a Knock-Out Event HAS NOT occurred**, you will receive a cash Payment at Maturity per security equal to $1,000 plus a return equal to $1,000 times the greater of (i) the Contingent Minimum Return and (ii) the Palladium Return, subject to the Maximum Payment at Maturity.

If a Knock-Out Event HAS occurred, you will receive a cash Payment at Maturity that will reflect the percentage depreciation in the Palladium Price on a 1 to 1 basis. Under these circumstances, your Payment at Maturity per $1,000 principal amount security will be calculated as follows:

$1,000 + ($1,000 x Palladium Return)

If a knock-Out Event occurs, the Palladium Return will be less than -15% and, therefore, you will lose more than 15%, and possibly all, of your investment. There is no minimum Payment at Maturity.

Knock-Out Event A Knock-Out Event occurs if the Final Palladium Price has decreased, as compared to the Initial Palladium Price, by more than the Knock-Out Buffer Amount of 15%. Therefore, a Knock-Out Event will occur if the Final Palladium Price is less than the Knock-Out Level.

Palladium Return (Final Palladium Price – Initial Palladium Price) / Initial Palladium Price

Initial Palladium Price The Palladium Price on the Pricing Date

Knock-Out Level: 85% of the Initial Palladium Price

Knock-Out Buffer Amount 15%

Maximum Payment at Maturity: $1,150.50 per security (115.05% of the stated principal amount)

Palladium Price On any day, the afternoon platinum fixing price per troy ounce fross of platinum for delivery in Zurich through a member of the London Platinum and Palladium Market ("LPPM") authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the LPPM on such date.

On October 16, 2014, The London Platinum and Palladium Fixing Company Limited announced that the London Metal Exchange ("LME") has been selected and has committed to become the new administrator of the London Platinum and Palladium Fixing with effect from December 1, 2014 and that the LME has developed a bespoke platform that will provide for an "electronic pricing solution." If this transfer takes place, the calculation agent may, in its sole discretion, determine that the palladium price will be based on the new pricing methodology developed by the LME. The calculation agent may make such adjustments as it determines are necessary to ensure that the palladium price is comparable to such price prior to such transfer and fairly represents the value of palladium.

Final Palladium Price The arithmetic average of the Palladium Prices on each of the five Averaging Dates

Averaging Dates November 23, 2015, November 24, 2015, November 25, 2015, November 26, 2015 and November 27, 2015, subject to postponement for non-trading days and certain market disruption events

Maturity Date December 2, 2015, subject to postponement for non-trading days and certain market disruption events

Listing The securities will not be listed on any securities exchange

Estimated value on the Pricing Date: Approximately $977.80 per security, or within $15.00 of that estimate. See "Summary of Pricing Supplement" in the accompanying preliminary pricing supplement.

CUSIP / ISIN 61762GCL6 / US61762GCL68

The securities are for investors who seek a palladium-based return and who are willing to risk their principal and forgo current income and upside above the Maximum Payment at Maturity in exchange for the potential of receiving at least the Contingent Minimum Return if the price of palladium has not declined by more than 15%. If the Final Palladium Price has not declined, as compared to the Initial Palladium Price, by more than 15%, investors will receive, in addition to the principal amount, a return that is the greater of (a) the Contingent Minimum Return of at least 5% and (b) the Palladium Return at maturity, subject to the Maximum Payment at Maturity. If the Final Palladium Price has declined by more than 15% from the Initial Palladium Price, the Payment at Maturity will be solely based on the Palladium Return and you will be exposed on a 1 to 1 basis to the negative performance of the price of palladium over the term of the securities. The Payment at Maturity may be less, and potentially significantly less, than the stated principal amount of the securities and could be zero.

Unsecured obligations of Morgan Stanley maturing December 2, 2015. Minimum purchase amount of $10,000 and minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

The securities are expected to price on or about November 14, 2014 and are expected to settle on or about November 19, 2014.

J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of 1% for each security it sells. In addition, JPMorgan Chase Bank, N.A. will purchase securities from Morgan Stanley & Co. LLC for sales to certain fiduciary accounts at a purchase price to such accounts of 99% of the stated principal amount per security and will forgo any sales commission with respect to such sales.

HYPOTHETICAL RETURNS ON THE SECURITIES AT MATURITY Assuming an Initial Palladium Price of $800. The actual Initial Palladium Price will be determined on the Pricing Date.

Final Palladium Price	Palladium Return	Payment on the Securities	Return on Securities
$1,600.00	100.00%	$1,150.50	15.05%
$1,440.00	80.00%	$1,150.50	15.05%
$1,280.00	60.00%	$1,150.50	15.05%
$1,120.00	40.00%	$1,150.50	15.05%
$960.00	20.00%	$1,150.50	15.05%
$920.00	15.00%	$1,150.50	15.05%
$880.00	10.00%	$1,100.00	10.00%
$848.00	6.00%	$1,060.00	6.00%
$840.00	5.00%	$1,050.00	5.00%
$800.00	**0.00%**	$1,050.00	5.00%
$760.00	-5.00%	$1,050.00	5.00%
$720.00	-10.00%	$1,050.00	5.00%
$680.00	-15.00%	$1,050.00	5.00%
$672.00	-16.00%	$840.00	-16.00%
$640.00	-20.00%	$800.00	-20.00%
$480.00	-40.00%	$600.00	-40.00%
$320.00	-60.00%	$400.00	-60.00%
$160.00	-80.00%	$200.00	-80.00%
$0.00	-100.00%	$0	-100.00%

The hypothetical returns set forth above are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the securities.

KEY RISKS / CONSIDERATIONS

- The securities do not guarantee any return of principal and do not pay any interest. **You may lose some or all of your investment.**
- The appreciation potential of the securities is limited by the maximum Payment at Maturity
- Risks associated with an investment linked exclusively to the price of platinum, a single physical precious metal commodity
- The securities are subject to the credit risk of Morgan Stanley
- The amount payable on the securities is not linked to the commodity price at any time other than the averaging dates
- Investing in the securities is not equivalent to investing in the underlying commodity or in futures contracts or forward contracts on the underlying commodity
- Legal and regulatory changes could adversely affect the return on and value of the securities
- The securities will not be listed on any securities exchange and secondary trading may be limited
- Additional risk factors can be found in the accompanying preliminary pricing supplement and the following pages of this document

You should read this document together with the accompanying preliminary pricing supplement describing the offering, including the overview of the underlying commodity and its historical performance, before you decide to invest.

1

Knock-Out Notes Based on the Price of Palladium due December 2, 2015

Principal at Risk Securities

Risk Factors

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in platinum. These risks are explained in more detail in the "Risk Factors" section of the accompanying preliminary pricing supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

THE SECURITIES DO NOT PAY INTEREST OR GUARANTEE A RETURN OF ANY PRINCIPAL AT
MATURITY -- The terms of the securities differ from those of ordinary debt securities in that we do not guarantee to pay you the principal amount of the securities at maturity and do not pay you interest on the securities. If a
Knock-Out Event occurs, meaning the Final Palladium Price has declined from the
Initial Palladium Price by more than the Knock-Out Buffer Amount of 15%, you will be fully exposed to any depreciation in the price of palladium. If a
Knock-Out Event has occurred, because the Palladium Return will be less than
-15% in this scenario, the Payment at Maturity on each security will be less than 85% of the stated principal amount of the securities. There is no minimum
Payment at Maturity. Accordingly, you could lose your entire initial investment in the securities.

 YOU WILL LOSE THE BENEFIT OF THE CONTINGENT MINIMUM RETURN IF A KNOCK -OUT
EVENT OCCURS -- If a Knock-Out Event occurs, the Payment at Maturity will be limited to the performance of the price of palladium and you will lose the benefit of the Contingent Minimum Return. As a result, you will be exposed on a
1 to 1 basis to any decline in the price of palladium.

YOUR APPRECIATION POTENTIAL IS LIMITED -- The appreciation potential of the securities will be limited by the Maximum Payment at Maturity.  The Payment at
Maturity will never exceed the Maximum Payment at Maturity even if the Final
Palladium Price is substantially greater than the Initial Palladium Price.

THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF MORGAN STANLEY, AND ANY ACTUAL
OR ANTICIPATED CHANGES TO ITS CREDIT RATINGS OR CREDIT SPREADS MAY ADVERSELY
AFFECT THE MARKET VALUE OF THE SECURITIES -- You are dependent on Morgan
Stanley's ability to pay all amounts due on the securities at maturity, and therefore you are subject to the credit risk of Morgan Stanley. If Morgan
Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market's view of Morgan Stanley's creditworthiness. Any actual or anticipated decline in Morgan Stanley's credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES --
Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which Morgan Stanley and Co. LLC, which we refer to as MS and Co., may be willing to purchase or sell the securities in the secondary market. We expect that generally the Palladium
Price on any day will affect the value of the securities more than any other single factor. However, because the payout on the securities is not directly correlated to the Palladium Price, the securities will trade differently from palladium. Other factors that may influence the value of the securities include:

the market price of palladium and futures contracts on palladium, including in relation to the Knock-Out Buffer Amount, and the volatility (frequency and magnitude of changes in value) of such prices; trends of supply and demand for palladium generally; interest and yield rates in the market generally;
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect palladium or commodities markets generally and which may affect the Palladium Price; the time remaining until the maturity of the securities; and any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you are able to sell your securities prior to maturity. For example, you may have to sell your securities at a substantial loss if the price of palladium has declined and especially if a Knock-Out Event is likely to occur in light of the then-current Palladium Price.

You cannot predict the future prices of palladium based on its historical prices. The Palladium Price may decrease by more than the Knock-Out Buffer
Amount such that you will be exposed on a 1 to 1 basis to any decline in the price of palladium and, as a result, you may lose some or all of your investment at maturity. There can be no assurance that the Final Palladium
Price will increase or that a Knock-Out Event will not occur so that you do not suffer a loss on your initial investment in the securities.

 THE RETURN ON THE SECURITIES IS LINKED TO A SINGLE COMMODITY, AND THE PRICE OF
PALLADIUM MAY CHANGE UNPREDICTABLY AND AFFECT THE VALUE OF THE SECURITIES IN
UNFORESEEABLE WAYS -- Investments, such as the securities, linked to the price of a single commodity, such as palladium, are subject to sharp fluctuations in the prices of the commodity over short periods of time for a variety of factors.

The price of palladium has fluctuated widely over the past several years.
Because the palladium supply is both limited and concentrated, any disruptions in the supply of palladium tend to have a disproportionate effect on the price of palladium. Key factors that may influence prices are the mining policies and production costs in the most important palladium -producing countries, in particular, Russia, South Africa, the United States and Canada (which together account for over 90% of production), the size and availability of palladium stockpiles, global supply and demand as well as the level of economic activity of the main consuming countries. Investments in exchange -traded notes and funds linked to the price of palladium may also have an impact on palladium prices. The possibility of large-scale distress sales of palladium in times of crisis may also have a short-term negative impact on the price of palladium.
For example, the 2008 financial crisis resulted in significantly depressed prices of palladium largely due to sales from institutional investors such as hedge funds and pension funds. Palladium is used in a variety of industries, in particular the automotive industry. Demand for palladium from the automotive industry, which uses palladium in catalytic converters, accounts for more than
50% of the industrial use of palladium, and a decline in the global automotive industry may impact the price of palladium. Palladium is also used in the electronics, dental and jewelry industries. The price of palladium may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.

 SINGLE COMMODITY PRICES TEND TO BE MORE VOLATILE THAN, AND MAY NOT CORRELATE
WITH, THE PRICES OF COMMODITIES GENERALLY -- The Payment at Maturity on the
securities is linked exclusively to the price of palladium and not to a diverse basket of commodities or a broad-based commodity index. The price of palladium may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The price of palladium may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.

 THE AMOUNT PAYABLE ON THE SECURITIES IS NOT LINKED TO THE PRICE OF PALLADIUM
AT ANY TIME OTHER THAN THE AVERAGING DATES -- The Final Palladium Price will be based on the Palladium Price on the five Averaging Dates, subject to adjustment for non-trading days and certain market disruption events. Even if palladium appreciates prior to the Averaging Dates but then drops by the Averaging Dates, the Payment at Maturity may be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the Palladium Price prior to such drop. Although the actual Palladium Price on the stated Maturity
Date or at other times during the term of the securities may be higher than the
Final Palladium Price, the Payment at Maturity will be based solely on the
Palladium Price on the Averaging Dates.

Knock-Out Notes Based on the Price of Palladium due December 2, 2015

Principal at Risk Securities

Risk Factors

 THE SECURITIES WILL NOT BE LISTED AND SECONDARY TRADING MAY BE LIMITED -- The
securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS and Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.
Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS and Co. is willing to transact. If, at any time, MS and Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

 HEDGING AND TRADING ACTIVITY BY OUR SUBSIDIARIES COULD POTENTIALLY ADVERSELY
AFFECT THE VALUE OF THE SECURITIES -- One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the price of palladium), including trading in related futures, forwards and/or options contracts as well as in other instruments related to palladium. Some of our subsidiaries also trade palladium and other financial instruments related to palladium on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the Pricing Date could increase the Initial
Palladium Price, and, as a result, could increase the level above which the
Palladium Price must be on the Averaging Dates so that you do not suffer a loss on your initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities could potentially affect the Palladium Price, including the Palladium Price on the Averaging Dates, and whether a Knock-Out Event occurs, and, accordingly, the amount of cash, if any, you will receive upon a sale of the securities or at maturity.

 THE RATE WE ARE WILLING TO PAY FOR SECURITIES OF THIS TYPE, MATURITY AND
ISSUANCE SIZE IS LIKELY TO BE LOWER THAN THE RATE IMPLIED BY OUR SECONDARY
MARKET CREDIT SPREADS AND ADVANTAGEOUS TO US. BOTH THE LOWER RATE AND THE
INCLUSION OF COSTS ASSOCIATED WITH ISSUING, SELLING, STRUCTURING AND HEDGING
THE SECURITIES IN THE ORIGINAL ISSUE PRICE REDUCE THE ECONOMIC TERMS OF THE
SECURITIES, CAUSE THE ESTIMATED VALUE OF THE SECURITIES TO BE LESS THAN THE
ORIGINAL ISSUE PRICE AND WILL ADVERSELY AFFECT SECONDARY MARKET PRICES --
Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS and Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging -related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the Issue Date, to the extent that MS and Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the Underlying Commodity, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

 THE ESTIMATED VALUE OF THE SECURITIES IS DETERMINED BY REFERENCE TO OUR
PRICING AND VALUATION MODELS, WHICH MAY DIFFER FROM THOSE OF OTHER DEALERS AND
IS NOT A MAXIMUM OR MINIMUM SECONDARY MARKET PRICE -- These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market -standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the Pricing Date does not represent a minimum or maximum price at which dealers, including MS and Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of the accompanying preliminary pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.
See also "Many economic and market factors will impact the value of the securities" above.

 THE OFFERING OF THE SECURITIES MAY BE TERMINATED BEFORE THE PRICING DATE -- If
we determine prior to pricing that it is not reasonable to treat your purchase and ownership of the securities as an "open transaction" for U.S. federal income tax purposes, the offering of the securities will be terminated.

 THE CALCULATION AGENT, WHICH IS A SUBSIDIARY OF THE ISSUER, WILL MAKE
DETERMINATIONS WITH RESPECT TO THE SECURITIES -- As calculation agent, MSCG will determine the Initial Palladium price, the Final Palladium Price and whether a Knock-Out Event or a market disruption event has occurred, and will calculate the amount of cash you will receive at maturity, if any. Moreover, certain determinations made by MSCG, in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events or calculation of the Palladium Price in the event of a market disruption event.
These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see "Description of Securities --Palladium Price," "--Averaging
Dates," "--Calculation Agent" and related definitions in the accompanying preliminary pricing supplement. In addition, MS and Co. has determined the estimated value of the securities on the Pricing Date.

 LEGAL AND REGULATORY CHANGES COULD ADVERSELY AFFECT THE RETURN ON AND VALUE OF
YOUR SECURITIES -- Futures contracts and options on futures contracts, including those related to the underlying commodity, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading
Commission, commonly referred to as the "CFTC," and the exchanges on which such futures contracts trade are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts. While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the securities.

 INVESTING IN THE SECURITIES IS NOT EQUIVALENT TO INVESTING IN FUTURES
CONTRACTS OR IN FORWARD CONTRACTS ON PALLADIUM -- Investing in the securities is not equivalent to investing in palladium or in futures contracts or in forward contracts on palladium. By purchasing the securities, you do not purchase any entitlement to palladium, or futures contracts or forward contracts on palladium. Further, by purchasing the securities, you are taking credit risk of Morgan Stanley and not to any counter -party to futures contracts or forward contracts on palladium.

Knock-Out Notes Based on the Price of Palladium due December 2, 2015

Principal at Risk Securities

Risk Factors

 SUSPENSION OR DISRUPTION OF MARKET TRADING IN COMMODITY AND RELATED FUTURES
MARKETS MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES -- The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as "daily price fluctuation limits" and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a "limit price." Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the underlying commodity and, therefore, the value of the securities.

 THERE ARE RISKS RELATING TO TRADING OF METALS ON THE LONDON PLATINUM AND
PALLADIUM MARKET -- Palladium is traded on the London Platinum and Palladium
Market, which we refer to as the LPPM. The price of palladium will be determined by reference to the fixing prices reported by the LPPM. The LPPM is a self-regulatory association of bullion market participants. Although all market -making members of the LPPM are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LPPM itself is not a regulated entity. If the LPPM should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LPPM price fixings as a global benchmark for the value of palladium may be adversely affected. The LPPM is a principals' market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of
LPPM trading. For example, there are no daily price limits on the LPPM, which would otherwise restrict fluctuations in the prices of LPPM contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

In addition, on October 16, 2014, The London Platinum and Palladium Fixing
Company Limited ("LPPFCL") announced that the London Metal Exchange ("LME") has been selected and has committed to become the new administrator of the London
Platinum and Palladium Fixing. The LPPFCL has indicated that it is now finalizing arrangements for the transfer of the administration of the London
Platinum and Palladium Fixing to the LME with effect from December 1, 2014 and that the LME has developed a bespoke platform (LMEbuillion) that will provide for an "electronic pricing solution. " As further described under "Key
Terms--Palladium Price," this may affect how the palladium price is determined.
Because complete details for the proposed new pricing methodology are not yet available and it has not yet taken effect, we can give you no assurance that the new process will function as intended or that it will generate the same price as would have been generated pursuant to the current process.

UNITED STATES FEDERAL TAX CONSEQUENCES -- Please read the discussion of United
States federal tax consequences, and any related risk factors, in the preliminary pricing supplement describing the terms of the securities.

You can review a graph setting forth the historical performance of the underlying commodity in the preliminary pricing supplement describing the terms of the securities. You cannot predict the future performance of platinum based on its historical performance.

Important Information

The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

The securities are not bank deposits and are not insured by the Federal Deposit
Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The information provided herein was prepared by sales, trading, or other non-research personnel of one of the following: Morgan Stanley and Co. LLC,
Morgan Stanley and Co. International PLC, Morgan Stanley MUFG Securities Co.,
Ltd, Morgan Stanley Capital Group Inc. and/or Morgan Stanley Asia Limited
(together with their affiliates, hereinafter "Morgan Stanley"), but is not a product of Morgan Stanley's Equity Research or Fixed Income Research
Departments. This communication is a marketing communication and is not a research report, though it may refer to a Morgan Stanley research report or the views of a Morgan Stanley research analyst. We are not commenting on the fundamentals of any companies mentioned. Unless indicated, all views expressed herein are the views of the author's and may differ from or conflict with those of the Morgan Stanley Equity Research or Fixed Income Research Departments or
others in the Firm.

Morgan Stanley is not acting as a municipal advisor and the opinions or views contained herein are not intended to be, and do not constitute, advice, including within the meaning of Section 975 of the Dodd-Frank Wall Street
Reform and Consumer Protection Act.

This material is not (and should not be construed to be) investment advice (as defined under ERISA or similar concepts under applicable law) from Morgan
Stanley with respect to an employee benefit plan or to any person acting as a
Fiduciary for an employee benefit plan, or as a primary basis for any particular plan investment decision. These materials have been based upon information generally available to the public from sources believed to be reliable. No representation is given with respect to their accuracy or completeness, and they may change without notice. Morgan Stanley on its own behalf and on behalf of its affiliates disclaims any and all liability relating to these materials, including, without limitation, any express or implied representations or warranties for statements or errors contained in, or omissions from, these materials. Morgan Stanley and others associated with it may make markets or specialize in, have or may in the future enter into principal or proprietary positions (long or short) in and effect transactions in securities of companies or trading strategies mentioned or described herein and may also perform or seek to perform investment banking, brokerage or other services for those companies and may enter into transactions with them. We may at any time modify or liquidate all or a portion of such positions and we are under no obligation to contact you to disclose any such intention to modify or liquidate or any such modification or liquidation. Morgan Stanley acts as
"prime broker" and lender for a number of hedge funds. As a result, Morgan
Stanley may indirectly benefit from increases in investments in hedge funds.
Unless stated otherwise, the material contained herein has not been based on a consideration of any individual client circumstances and as such should not be considered to be a personal recommendation. We remind investors that these investments are subject to market risk and will fluctuate in value. The investments discussed or recommended in this communication may be unsuitable for investors depending upon their specific investment objectives and financial position. Where an investment is denominated in a currency other than the investor's currency, changes in rates of exchange may have an adverse effect on the value, price of, or income derived from the investment. The performance data quoted represents past performance. Past performance is not indicative of future returns. No representation or warranty is made that any returns indicated will be achieved. Certain assumptions may have been made in this analysis which have resulted in any returns detailed herein. Transaction costs
(such as commissions) are not included in the calculation of returns. Changes to the assumptions may have a material impact on any returns detailed.
Potential investors should be aware that certain legal, accounting and tax restrictions, margin requirements, commissions and other transaction costs and changes to the assumptions set forth herein may significantly affect the economic consequences of the transactions discussed herein. The information and analyses contained herein are not intended as tax, legal or investment advice and may not be suitable for your specific circumstances. By submitting this communication to you, Morgan Stanley is not advising you to take any particular action based on the information, opinions or views contained herein, and acceptance of such document will be deemed by you acceptance of these conclusions. You should consult with your own municipal, financial, accounting and legal advisors regarding the information, opinions or views contained in this communication.